CUSIP No.  152418109                                         Page 21 of 33 Pages

                                                                      EXHIBIT 11

                          UNITED STATES DISTRICT COURT
                        FOR THE DISTRICT OF MASSACHUSETTS

_____________________________________________________
                                                     )
RICHARD LASHLEY (a New Jersey citizen),              )
individually and as a managing member of PL          )
CAPITAL, LLC, and PL CAPITAL, LLC                    )
(a Delaware limited liability company),              )
                                                     )
                           Plaintiffs,               )
                                                     )
              v.                                     )        CIVIL ACTION
                                                     )        NO. 02-
CENTRAL BANCORP, INC. (a Massachusetts               )
Corporation), JOHN D. DOHERTY, JOSEPH R.             )
DOHERTY, TERENCE D. KENNEY, JOHN G.                  )
QUINN, GREGORY W. BOULOS, JOHN F.                    )
GILGUN, JR., NANCY D. NERI, and                      )
MARAT E. SANTINI,                                    )
                                                     )
                           Defendants.               )
_____________________________________________________)

                               VERIFIED COMPLAINT

         Plaintiffs, Richard Lashley and PL Capital (collectively "The Stockholders"), by and through their attorneys and for the Complaint against the defendant, Central Bancorp, Inc. ("Central") and its directors ("Directors"), allege as follows:
                                  INTRODUCTION

         The Stockholders filed this Complaint to address an action taken with the consent of Central's Board of Directors at its annual meeting of stockholders on September 30, 2002 whereby at the conclusion of the meeting, rather than terminate the vote count and close the polls, Central through its officers and with the consent of its Board adjourned the meeting until October 11, 2002 to putatively permit

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CUSIP No.  152418109                                         Page 22 of 33 Pages


additional stockholders to vote at a time when the plaintiffs nominees should have clearly been declared the winners of the election.

                                     PARTIES

       1. Plaintiff Richard Lashley ("Lashley") is a citizen of Warren, New Jersey.

       2. Plaintiff PL Capital ("PL Capital") is a Delaware limited liability company.

       3. Lashley is a managing member of PL Capital, LLC. PL Capital is the general partner of Financial Edge Fund, L.P., a Delaware limited partnership and Financial Edge-Strategic Fund, L.P., a Delaware limited partnership. In their representative and individual capacities the Stockholders beneficially own and control greater than 9.3% of Central's outstanding shares. The total outstanding shares for Central as of the August 23, 2002 Record Date was 1,659,933.

       4. Defendant Central Bancorp, Inc. ("Central") is a corporation organized under the laws of the Commonwealth of Massachusetts with its principal place of business located in Somerville, Massachusetts. Central is a NASDAQ company and registered bank holding company the stock of which trades under the symbol CEBK.

       5. Defendants John D. Doherty, Joseph R. Doherty, Terence D. Kenney, John
G. Quinn, John F. Gilgun, Jr., Nancy D. Neri, and Marat E. Santini are members of the board of directors of Central and are citizens of Massachusetts.

       6. Defendant Gregory W. Boulos is a member of the board of directors of Central and is a resident of Maine.

                             JURISDICTION AND VENUE

       7. This Court has subject matter jurisdiction over this action pursuant to 28 U.S.C.ss. 1332 (diversity jurisdiction), in that the Plaintiffs and Defendants reside in different states and the amount in controversy exceeds $75,000.
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CUSIP No.  152418109                                         Page 23 of 33 Pages


       8. Venue is proper in this Court and this Court has personal jurisdiction over Defendants in that all Defendants reside or are in part employed within this judicial district and have committed the acts and/or omissions giving rise to this action within this district.

         The Stockholders seek a finding by this Court declaring that the annual meeting of Central stockholders was terminated at 12:15 p.m. September 30, 2002 and that all shares voted after that time not be counted and a finding that the Defendant directors breached their fiduciary duty by (1) purporting to continue the stockholder meeting beyond the time permitted by its By-Laws and the Massachusetts Business Corporation Law; (2) purporting to adjourn the meeting over the objection of a majority of voters presiding at the meeting in violation of Central's By-Laws; and (3) adjourning the meeting for the sole purpose of disenfranchising the majority of Central stockholders who had already voted in connection with the annual meeting to elect a slate of directors in opposition to entrenched management.
                                      FACTS

       9. Central was organized by Central Cooperative Bank to acquire all the capital stock of Central Cooperative Bank as part of its reorganization into the holding company form of ownership. Central has no significant assets other than the common stock of Central Cooperative Bank. Central Cooperative Bank was organized as a chartered cooperative bank in 1915 and converted from mutual to stock form in 1986. Central's operations are conducted through eight (8) full service office facilities located in Massachusetts.

The Stockholders' Intentions Concerning Central

       10. In July 2001 the Stockholders filed their first Schedule 13D with the United States Securities and Exchange Commission acknowledging their ownership of approximately 90,000 shares of Central stock. In that filing, the Stockholders indicated that the "purpose of transaction" was that "the group believes that the

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CUSIP No.  152418109                                         Page 24 of 33 Pages


optimal way to maximize the value of the company's franchise, and dramatically increase stockholder value, is for the Board of Directors of Central Bancorp to investigate the sale of the company to a larger financial services organization."

       11. On July 26, 2001, and in response to Stockholders' Schedule 13D, Central issued a press release entitled: "Central Bancorp Response to 13D Filing Noting the Company is Not for Sale." See Exhibit A.

       12. Approximately six months later and on February 5, 2002, the Stockholders filed an amendment to their Schedule 13D disclosing that "the group presently intends to nominate Mr. Goodbody and Mr. Fates for election to the Board of Directors of the company at the next annual meeting of the company." See Exhibit B (excerpts from Schedule 13D, Amendment 3).

       13. The By-Laws of Central require that "the annual meeting of the stockholders for elections and other purposes shall be held within six months after the end of the corporation's fiscal year. . . ." See Exhibit C. This same requirement is also set forth in the Massachusetts Business Corporation Law, Chapter 156B, section 33 (Mass. Gen. Laws ch. 156B sec. 33).

       14. Central's fiscal year end is March 31.

       15. After having adopted a bank holding company structure in 1999, Central convened each of its three subsequent annual meetings of stockholders in the month of July. The annual meeting of stockholders for fiscal year 1999 occurred on July 29, 1999. The annual meeting of stockholders for fiscal year 2000 occurred on July 27, 2000. The annual meeting of stockholders for fiscal year 2001 occurred on July 26, 2001.

       16. Yet, less than ten days following the Schedule 13D amendment filed by the Stockholders on February 5, 2002 wherein the Stockholders indicated their intent to nominate two individuals for election to the Board of Directors at the next annual meeting of Central, Central issued a press release announcing its 2002 annual

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CUSIP No.  152418109                                         Page 25 of 33 Pages


meeting of stockholders would be held on September 30, 2002, two months later than its normal practice. See Exhibit D. September 30, 2002 is exactly six months after Central's 2002 fiscal year end and is the last day compliant with its By-Law provision and the Massachusetts Business Corporation Law requirement that the meeting be held "within" six months of Central's fiscal year end. Proxy Contest

       17. By July 19, 2002 Central began the process of actively soliciting proxies for the election of their director candidates at the 2002 annual meeting of stockholders. On August 30, 2002 Central filed its definitive proxy statement for the election of directors at the September 30, 2002 annual meeting of stockholders.

       18. Shortly thereafter, on September 3, 2002 the Stockholders filed their definitive proxy statement for the election of directors at the 2002 annual meeting of stockholders to be held on September 30, 2002.

       19. Thereafter, there were extensive communications and solicitations by Central and the Stockholders to all Central stockholders discussing the qualification of their respective candidates and the recommendation that Central stockholders vote in favor of their particular candidates.

         In total, Central mailed proxy cards along with its proxy statement and/or letters to stockholders in support of their candidates to all Central stockholders of record on at least 5 separate occasions leading up to the September 30, 2002 annual meeting of stockholders. Central also employed Georgeson Stockholder Services, the largest proxy solicitation firm in the country, to actively contact Central's stockholders telephonically.

       20. The annual meeting of stockholders was convened at approximately 11:10 a.m. September 30, 2002 at the Holiday Inn in Somerville, Massachusetts.

       21. Immediately prior to the commencement of the meeting, the Stockholders had received a majority of votes cast and sufficient votes to elect their

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CUSIP No.  152418109                                         Page 26 of 33 Pages


nominees to Central's Board of Directors. The PL Capital Group held proxies representing 751,091 shares, or 45.2% of the outstanding shares eligible to vote at the 2002 annual meeting of stockholders, including proxies for 736,929 shares issued by ADP Proxy Services (representing "street name" shares) and 14,090 shares voted by record name holders. Also, prior to the 2002 annual meeting of stockholders, Central held proxies issued by ADP representing 268,353 shares. Although the inspector of elections did not provide a report of proxies held in record name by Central, the officers and directors (and employee stock ownership plan) of Central held at least 397,769 shares. If those shares were all voted at the meeting in favor of the election of Central's nominees, Central would have held proxies representing at least 666,122 shares or 40.1% of the outstanding shares. Consequently, a minimum of 85% of the outstanding shares were voted and in attendance at the annual meeting.

         22. Immediately prior to the commencement of the meeting, Central provided the stockholders present at the meeting with an agenda and rules for conduct of the 2002 annual meeting of stockholders. See Exhibit E. Defendant, John D. Doherty, opened the meeting by declaring that a quorum was present to transact Central business. The Agenda for the Annual Meeting contains ten items. These include #10, "Adjournment." Rule 3 of the Rules For Conduct of the 2002 Annual Meeting states that "Only items of business listed on the accompanying Agenda may be properly introduced at the Annual Meeting . . ." Article II,
Section 6 of the Bylaws of Central which governs stockholder meetings and is titled "ACTION AT MEETING," states that "When a quorum is present, any matter before the meeting shall be decided by vote of holders of a majority of the shares of stock voting on such matter, except where a larger vote is required by Law, by the Articles of Organization or these Bylaws." Defendant Doherty then proceeded through an orderly completion of the agenda. Then, at the end of the meeting at approximately 12:15 p.m. September 30, 2002, the president and chief executive officer, John D.

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CUSIP No.  152418109                                         Page 27 of 33 Pages


Doherty who was presiding over the meeting abruptly announced that the polls would not be closed and the meeting would not be terminated but rather adjourned until October 11, 2002 at 3:00 p.m. in order to putatively give additional stockholders an opportunity to vote. No motion or second was presented and no vote of stockholders present, in person or by proxy, was allowed.

       23. Palmer, a stockholder and representative of PL Capital, was holding a master ballot which represented the voting of approximately 45 percent of the total outstanding Central stock and a majority of the 88% of all Central stock voted at that time. Mr. Palmer immediately stood up and objected to the adjournment of the meeting until October 11, 2002. See Exhibit F. Mr. Palmer was immediately informed by Mr. Doherty that he was "out of order," which admonishment was immediately followed by the exit of all of the executive officers and board members of Central from the meeting.

       24. At the close of business on September 30, 2002 Central issued a press release entitled "Central Bancorp, Inc. Convenes Annual Meeting--Polls to Remain Open Until October 11, 2002." In that press release, John D. Doherty is quoted as saying that, "in light of the importance of this election and the fact that a significant number of shares are not present in person or by proxy, the polls will remain open to allow the greatest number of stockholders possible to cast their votes." Nowhere in the press release did Central indicate that Plaintiff Stockholders had received a majority of votes cast to elect their nominees to the Board of Central and that the sole purpose for permitting the "polls to remain open" was to enable management to scramble in order to get additional shares to change the outcome of the election in their favor.

                                     COUNT I
                            (For Declaratory Relief)
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CUSIP No.  152418109                                         Page 28 of 33 Pages


       25. Plaintiff stockholders reallege and incorporate by reference paragraphs 1 through 25 of this Complaint as if fully set forth herein.

       26. Article II, Section 1 of Central's By-Laws requires that the annual meeting of stockholders be held "within six months" of the end of its fiscal year. The Massachusetts Business Corporation Law also requires that the annual meeting of stockholders for a Massachusetts corporation be held "within six months" of a company's fiscal year end. Neither Central's By-Laws nor the Massachusetts Business Corporation Law's requirements for the outside limit for holding an annual meeting of stockholders provides that the meeting can be reconvened "beyond" or "outside" the six month date from a company's fiscal year end.

       27. At the time of the annual meeting of stockholders at 11:00 a.m. September 30, 2002, plaintiffs were holding sufficient proxies to elect their nominees to the Board of Directors of Central.

       28. By refusing to close the polls and properly terminate the meeting, defendants failed to adhere to the By-Laws of Central and the Massachusetts Business Corporation Law.

       29. An actual controversy exists as to whether the company complied with its By-Laws and the Massachusetts Business Corporation Law as it relates to the holding of its annual meeting of stockholders which can only be resolved by a declaration by this Court.

       30. Plaintiff Stockholders have no adequate remedy at law.

                                    COUNT II
         (Manipulation of Corporate Franchise/Breach of Fiduciary Duty)

       31. Plaintiff Stockholders reallege and incorporate by reference paragraphs 1 through 31 of this Complaint as if fully set forth herein.
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CUSIP No.  152418109                                         Page 29 of 33 Pages


       32. The director defendants' actions in refusing to properly conclude the annual meeting of stockholders on September 30, 2002 were actions taken with the purpose of, and have the effect of, inequitably restraining the power and right of the Stockholders to elect their director nominees in opposition to Central's Board candidates.

       33. The director defendants' actions in adjourning the September 30, 2002 annual meeting of stockholders constitute a breach of the director defendants' fiduciary duty and duty of good faith and constitute an inequitable and improper manipulation of the corporate franchise.

       34. The director defendants also breached their fiduciary duty by violating Central's By-Law requirements that an annual meeting of stockholders be held within six months after the end of the corporation's fiscal year. . ." and the Massachusetts Business Corporation Law, Mass. Gen. Laws ch. 156B section 33, requirement that there shall be an annual meeting of stockholders within six months after the end of the fiscal year of the corporation."

       35. The director defendants breached their fiduciary duty by failing to obtain a vote of the stockholders present to adjourn the September 30, 2002 annual meeting of stockholders, especially in light of the objection to the adjournment by stockholders holding proxies for a majority of the votes cast. The defendant directors' actions in failing to terminate the meeting constitute a breach of fiduciary duty by such defendants.

       36. Plaintiff stockholders have no adequate remedy at law.

       WHEREFORE, Plaintiffs request that the Court enter its orders, judgment and decrees in their favor and against Defendants:

       A. Declaring and decreeing that by adjourning the September 30, 2002 annual meeting of stockholders to October 11, 2002 defendants acted inconsistent
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CUSIP No.  152418109                                         Page 30 of 33 Pages


with Article II Section 1 of Central's By-Laws and the Massachusetts Business Corporation Law requirement that an annual meeting of stockholders be concluded "within six months" from the end of Central's fiscal year;

         B. Declaring and decreeing that the defendants improperly adjourned the September 30, 2002 meeting of stockholders to October 11, 2002 without obtaining a vote by the holders of majority of shares of Central's stock present at the meeting to vote on such matters as required by Article II, Section 6 of Central's By-Laws;

       C. Declaring and decreeing that plaintiffs were holding a majority of shares of stock available to vote at the annual meeting of stockholders, and by objecting to Central's request to adjourn the meeting to October 11, 2002 officially voted to terminate the meeting at that time;

       D. Declaring and decreeing that the September 30, 2002 annual meeting of stockholders was officially terminated at 12:15 p.m., September 30, 2002, and requiring a certification of the vote by all Central stockholders as of that time;

       E. Finding that defendants breached their fiduciary duty by adjourning the annual meeting of stockholders on September 30, 2002 to October 11, 2002 for the sole purpose of disenfranchising the majority of stockholders who had voted to elect Plaintiffs' director nominees to Central's board of directors;

       F. Finding that defendants breached their fiduciary duty by failing to obtain a vote of the majority of stockholders present in order to adjourn the September 30, 2002 annual meeting of stockholders;

       G. Finding that defendants breached their fiduciary duty by violating Central's by-law requirements that an annual meeting with stockholders be held "within" six months of Central's fiscal year end;

       H. Entering a temporary restraining order and a preliminary injunction enjoining the adjournment of the 2002 annual stockholders meeting of Central enjoining the further conduct of the vote for election of directors of Central and

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CUSIP No.  152418109                                         Page 31 of 33 Pages


directing the certification of the vote as it existed at 12:15 p.m. on September 30, 2002;

       I. Awarding plaintiffs their costs and attorneys fees incurred in prosecuting this litigation; and

       J. Awarding such other and further relief as the Court deems just and proper.

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CUSIP No.  152418109                                         Page 32 of 33 Pages


         Dated:            October 1, 2002



                                          RICHARD LASHLEY and PL CAPITAL, LLC,

                                          By their attorneys,



                                          -----------------------------------
                                          John R. Snyder, BBO# 471480
                                          Ian A. McKenny, BBO# 643799
                                          BINGHAM McCUTCHEN LLP
                                          150 Federal Street
                                          Boston, MA  02110
                                          (617) 951-8000

                                          Of Counsel:

                                          Phillip M. Goldberg
                                          Foley & Lardner
                                          One IBM Plaza
                                          330 North Wabash Avenue
                                          Suite 3300
                                          Chicago, IL  60611-3608


I declare under penalty of perjury that the facts stated above, except those stated on information and belief, are true and correct. Executed this 1st day of October, 2002.


                                                     /s/ Richard Lashley
                                                     Richard Lashley

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CUSIP No.  152418109                                         Page 33 of 33 Pages


                             Certificate of Service


         I hereby certify that a true copy of the above document was served upon _____________ by mail (by hand) on October 1, 2002.



                                             -----------------------------------
                                                     Ian A. McKenny